Exhibit 10.1
FIRST AMENDMENT
TO
DRESSER-RAND GROUP INC.
2005 STOCK INCENTIVE PLAN
     Dresser-Rand Group Inc., a Delaware corporation, having established the Dresser-Rand Group Inc. 2005 Stock Incentive Plan (the “Plan”), and having reserved the right under Article VIII thereof to amend the Plan, does hereby amend the Plan as follows:
     1. The definition of “Change in Control” set forth in Section 9.1 of the Plan is hereby amended to read in its entirety as follows:
     “CHANGE IN CONTROL” means the first to occur of any of the following events:
     (i) during any 12-month period, the members of the Board (the “INCUMBENT DIRECTORS”) cease for any reason other than due to death or disability to constitute at least a majority of the members of the Board, PROVIDED that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board who are at the time Incumbent Directors shall be considered an Incumbent Director, other than any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;
     (ii) the acquisition or ownership by any individual, entity or “group” (within the meaning of Section 13(d)(3) of the Act), other than the Company or any of its Affiliates or Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors;
     (iii) the merger, consolidation or other similar transaction of the Company, as a result of which the stockholders of the Company immediately prior to such merger, consolidation or other transaction, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of the merged, consolidated or other surviving company; and
     (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company.
A “Change in Control” shall not be deemed to occur if the Company undergoes a bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.
     IN WITNESS WHEREOF, Dresser-Rand Group Inc. has caused these presents to be executed by its duly authorized officer and be effective this 28th day of October, 2008.

DRESSER-RAND GROUP INC.
By:	/s/ Mark F. Mai
Mark F. Mai
Vice President, General Counsel and Secretary

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